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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                    FORM 8-K

                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934



      Date of Report  (Date of earliest event reported):  August 27, 2001



                        HIGHLANDS INSURANCE GROUP, INC.
             (Exact name of registrant as specified in its charter)


           Delaware                    1-14028             75-2370945
  (State or other jurisdiction      (Commission           (IRS Employer
       of incorporation)            File Number)       Identification No.)


            1000 Lenox Drive, Lawrenceville, New Jersey 08648-0426
             (Address of principal executive offices)  (Zip Code)


      Registrant's telephone number, including area code:  (609) 896-1921


                                Not applicable
        (Former name or former address, if changed since last report.)
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ITEM 5.   OTHER EVENTS.

     Highlands Insurance Group, Inc. (the "Company") today announced that it is reorganizing its operations by consolidating certain regional office functions and reducing the home office staff. This reorganization, which will reduce the Company's workforce by approximately 75 positions, is expected to result in a third quarter charge of approximately $400,000 but will reduce expenses on an annual basis by approximately $4.3 million, of which approximately $1 million is expected to reduce the fourth quarter 2001 expenses.

     On August 24, 2001, the Company entered into a Modification to the Credit Agreement between the Company and the lending banks increasing the permitted Operating Leverage Ratio (as defined in the Credit Agreement) for the quarter ended June 30, 2001. Without that modification, the Company would have exceeded the permitted Operating Leverage Ratio at June 30, 2001 in the Credit Agreement, thus causing an event of default. At June 30, 2001, the indebtedness under the Credit Agreement was $49,004,000.


ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

(c)  Exhibits

     99.1 Press release issued by the Company dated August 27, 2001.


                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 HIGHLANDS INSURANCE GROUP, INC.



Dated:  August 27, 2001          By: /s/ Willis T. King, Jr.
                                     ----------------------------------
                                     Willis T. King, Jr., Chairman
                                     and Chief Executive Officer